Exhibit 99.1

Veritone Announces Appointment of Francisco Morales to Board of Directors

Executive Chairman of 5.11 Tactical brings Public Sector and global business operations expertise to Veritone

March 13, 2025

DENVER—(BUSINESS WIRE) — Veritone, Inc. (NASDAQ: VERI), a leader in building human-centered enterprise AI solutions, today announced the appointment of Francisco J. Morales to its Board of Directors, to be effective March 20, 2025.

Francisco J. Morales is the Co-founder and Executive Chairman of 5.11 Tactical and its former CEO. Founded in 2003, 5.11 Tactical is widely recognized as a global market leader in tactical apparel, footwear, and gear for law enforcement, military, and first responders, serving thousands of agencies and institutions worldwide.

“I am pleased to welcome our new board member, Francisco J. Morales, to Veritone,” said Ryan Steelberg, Chairman & CEO. “We are confident that Francisco’s wealth of operating and marketing expertise will be instrumental as we build on Veritone’s momentum and further extend the reach of our transformative AI-driven platform, applications, and solutions across the commercial and public sectors. Our go-to-market, corporate positioning, and product strategies will directly benefit from Francisco’s counsel, and his experience and extensive network have already bolstered our presence in critical law enforcement, first responder, and military communities.”

Francisco J. Morales commented on his appointment, saying, “It is an honor to join Veritone’s Board of Directors during this exciting period of growth and expansion for the company. Veritone’s market-leading AI solutions for the commercial market segment have achieved exciting scale, servicing many of the largest enterprises in the media, entertainment, and sports sectors by helping them harness the power of artificial intelligence. Veritone’s public sector AI business continues gaining momentum, covering state and local law enforcement and federal government customers. I am eager to leverage my knowledge and expertise to support the expansion of this high-growth segment for the business while fulfilling my passion for serving those who protect our communities and country.”

About Veritone

Veritone (NASDAQ: VERI) builds human-centered enterprise AI solutions. Serving customers in the media, entertainment, public sector, and talent acquisition industries, Veritone’s software and services empower individuals at the world’s largest and most recognizable brands to run more efficiently, accelerate decision making and increase profitability. Veritone’s leading enterprise AI platform, aiWARE™, orchestrates an ever-growing ecosystem of machine learning models, transforming data sources into actionable intelligence. By blending human expertise with AI technology, Veritone advances human potential to help organizations solve problems and achieve more than ever before, enhancing lives everywhere. To learn more, visit Veritone.com.